As filed with the Securities and Exchange Commission on November 14, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Hawaiian Electric Industries, Inc.
(Exact name of registrant as specified in its charter)
Hawai‘i (State or other jurisdiction of incorporation or organization)	99-0208097 (I.R.S. Employer Identification No.)
1001 Bishop Street, Suite 2900
Honolulu, Hawai‘i 96813
(808) 543-5662
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Paul K. Ito
1001 Bishop Street, Suite 2900
Honolulu, Hawai‘i 96813
(808) 543-5662
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Lucy Schlauch Stark, Esq.
Holland & Hart LLP
555 Seventeenth Street, Suite 3200
Denver, Colorado 80202
(303) 295-8000

Approximate date of commencement of proposed sale to the public:
From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

PROSPECTUS
Hawaiian Electric Industries, Inc.
Dividend Reinvestment and Stock Purchase Plan
3,250,000 Shares of Common Stock (Without Par Value)
Hawaiian Electric Industries, Inc. is offering a convenient method of purchasing shares of the Company’s common stock, without par value (“Common Stock”), pursuant to the Hawaiian Electric Industries, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) with dividends paid on the Company’s Common Stock, with dividends paid on the preferred stock (“Preferred Stock”) of its electric utility subsidiaries, and with optional cash investments. Any person or entity, whether or not a holder of Common Stock or Preferred Stock, is eligible to join the Plan, subject to applicable laws and regulations and the requirements of the Plan. The Company’s electric utility subsidiaries are Hawaiian Electric Company, Inc. and its subsidiaries Maui Electric Company, Limited and Hawaii Electric Light Company, Inc.
Shares of Common Stock will be newly issued shares purchased from the Company or shares purchased on the open market. Purchases on the open market will be made through an independent agent appointed by the Plan administrator.
The purchase price of newly issued shares of Common Stock purchased under the Plan directly from the Company will be the average of the high and low sales prices for Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the business day prior to the purchase. The purchase price of Common Stock purchased on the open market will be the weighted average price per share (adjusted for any service charges and applicable taxes) of the aggregate number of shares purchased under the Plan during the applicable investment period. The Company will pay the cost of certain brokerage fees and commissions, any related service charges and applicable taxes relating to shares of Common Stock purchased on the open market, and Plan participants will pay the cost of brokerage fees and commissions, related service charges and applicable taxes for sales of Common stock on the open market. The Company charges fees under the Plan in certain situations and reserves the right to charge fees to participants to recover up to the actual costs of the Plan. (See Questions 25 and 31 under “Description of the Plan”.)
The Common Stock is listed on the New York Stock Exchange under the symbol “HE.” The closing price per share of the Common Stock on November 10, 2022 on the New York Stock Exchange was $39.81.
Participating in the Plan and investing in our Common Stock involves risks. Please read “Risk Factors” beginning on page 1 of this prospectus, as well as the risks set forth in our other filings with the SEC, which are incorporated by reference in this prospectus, for a discussion of certain risks that should be considered in connection with an investment in our Common Stock. See “Where Can You Find More Information” later in this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus does not constitute an offer to sell or a solicitation of an offer to buy shares of Hawaiian Electric Industries, Inc. Common Stock in any state or other jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. To the extent required by applicable law in certain jurisdictions, shares of Common Stock offered under the plan to persons who are not record holders of Hawaiian Electric Industries, Inc. common stock are offered only through a registered broker in those jurisdictions.
Our principal executive offices are located at 1001 Bishop Street, Suite 2900, Honolulu, Hawai‘i 96813, and the telephone number is (808) 543-5662.
The date of this prospectus is November 14, 2022.

i

RISK FACTORS
An investment in our Common Stock involves risk. Before you invest in our securities, you should carefully consider the risk factors included below, the risk factors described under the heading “Risk Factors” in HEI’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference herein, and any additional risk factors that are included in any other documents that we file with the SEC after the date of this prospectus and that are incorporated by reference into this prospectus.
If any of the risks discussed in the foregoing documents were to occur, our business, financial condition and results of operations could be materially adversely affected. The risks and uncertainties described are not the only ones facing the Company and its subsidiaries. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair our business, financial condition and results of operations.
There are market risks associated with investing in the Plan.   Participants in the Plan are not entitled to select the precise time for purchases or sales, or the number of days that may elapse before dividends are invested into shares of Common Stock for their Plan accounts. Therefore, participants in the Plan bear market risk associated with fluctuations in the price of our Common Stock. In addition, no interest is paid on funds held by the administrator pending investment.
We may be unable to, or may choose not to, continue to pay dividends on Common Stock at current rates or at all.   Any future payments of cash dividends will depend on our financial condition, our capital requirements and earnings, and the ability of HEI’s operating subsidiaries to pay dividends or make distributions to HEI, as well as other factors that HEI’s Board of Directors may consider.
The market price of our Common Stock can be volatile, which might affect the price at which you purchase or sell our Common Stock.   The market price for our Common Stock may be volatile. This volatility may affect the price at which you purchase or sell our Common Stock, and the sale of substantial amounts of our Common Stock could adversely affect the price of our Common Stock. The price of our Common Stock may be volatile between the time you decide to purchase shares of our Common Stock under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. Our Common Stock price may be volatile and subject to significant price and volume fluctuations in response to market and other factors, including: the other risk factors discussed in our most recent Annual Report on Form 10-K, as updated by any subsequently filed Quarterly Reports on Form 10-Q; variations in our quarterly operating results from our or securities analysts’ or investors’ expectations; downward revisions in securities analysts’ estimates; and announcements by us or our competitors of significant acquisitions, joint ventures, capital commitments or other material developments.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement contains or incorporates by reference additional information and exhibits not included in this prospectus and refers to documents that are filed as exhibits to other SEC filings.
As allowed by SEC rules, this prospectus does not contain all of the information in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. In each instance we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement of which this prospectus is a part, or as an exhibit to the documents incorporated by reference. You may obtain copies of those documents as described in this prospectus under “Where You Can Find More Information.”
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement and for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with any information or make any representations other than what is contained in this prospectus, or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell or soliciting an offer to buy any securities other than the securities described in this prospectus. We are not making an offer to sell or soliciting an offer to buy these securities in any state or jurisdiction where an offer is not permitted or in any circumstances in which such offer or solicitation is unlawful.
Neither the delivery of this prospectus nor any sale made hereunder implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, is accurate as of any date other than the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.
Unless the context otherwise requires or except as otherwise indicated, when we refer to “HEI,” the “Company,” “we,” “us” or “our” in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean Hawaiian Electric Industries, Inc. and do not include our consolidated subsidiaries or other affiliates. The term “you” refers to a prospective investor under the Plan.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance with those requirements we file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at www.sec.gov. Unless specifically listed or described under “Incorporation by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.
We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, covering the securities described in this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in the registration statement and its exhibits. You may inspect and obtain the registration statement, including exhibits, reports and other information that we have filed with the SEC, as described in the preceding paragraph.
Our SEC filings can also be inspected and copied at the offices of the New York Stock Exchange, 11 Wall Street, 5th Floor, New York, New York 10005. We will also provide to you, at no cost, a copy of any document incorporated by reference in this prospectus and any exhibits specifically incorporated by reference in those documents. You may request a copy of any document incorporated by reference into this prospectus (including exhibits to those documents specifically incorporated by reference in this document), by contacting us at:
Hawaiian Electric Industries, Inc.
Attn: Investor Relations
P.O. Box 730
Honolulu, Hawai‘i 96808-0730
Telephone: (808) 543-5662
Our SEC filings also are available on our website at www.hei.com. Except for the documents specifically incorporated by reference into this prospectus, our website and information contained or accessed through our website do not constitute a part of this prospectus. We have included our website address only as inactive text and do not intend it to be an active link to our website.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and replace information in this prospectus and information previously filed with the SEC. In other words, in the case of any conflict or inconsistency between information in different documents, you should rely on the information in the document that was filed later.
We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding in all cases any information furnished under Items 2.02 or 7.01 or exhibits furnished pursuant to Item 9.01 on any Current Report on Form 8-K) after the date of this prospectus and until all offerings under the registration statement of which this prospectus is a part are completed or terminated:
(1)
Our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 25, 2022 (including information specifically incorporated by reference into Part III of our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 18, 2022);

(2)
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022 filed with the SEC on May 9, 2022, August 8, 2022 and November 7, 2022, respectively;

(3)
Our Current Reports on Form 8-K filed with the SEC on January 3, 2022, February 7, 2022, April 20, 2022, May 10, 2022, June 24, 2022, July 6, 2022, and July 19, 2022; and

(4)
The description of the Common Stock contained in the Company’s registration statement filed under the Exchange Act on Form 8-A on October 26, 2004, as updated by Exhibit 4 to the Company’s Annual Report on Form 10-K, filed on February 28, 2020, including any amendment or report filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.
Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes that statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, which includes the documents incorporated by reference herein, contains statements that are not based on historical facts but are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “predict,” “estimate” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements.
Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic, political and market factors, among other things. These considerations include the risks and uncertainties identified in this prospectus and the documents incorporated by reference herein. Thses forward-looking statements are not guarantees of future performance and the actual results and financial condition may differ materially from those indicated in the forward-looking statements.
Forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether written or oral and whether as a result of new information, future events or otherwise.
Risks, uncertainties and other important factors, in addition to those referenced under “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference into this prospectus, that could cause actual results to differ materially from from those described in forward-looking statements and from historical results include, but are not limited to, the following:
•
international, national and local economic and political conditions-including the state of the Hawai‘i tourism, defense and construction industries; the strength or weakness of the Hawai‘i and continental U.S. real estate markets (including the fair value and/or the actual performance of collateral underlying loans held by ASB, which could result in higher loan loss provisions and write-offs); decisions concerning the extent of the presence of the federal government and military in Hawai‘i; the implications and potential impacts of future Federal government shutdowns, including the impact to our customers’ ability to pay their electric bills and/or bank loans and the impact on the state of Hawai‘i economy; the implications and potential impacts of U.S. and foreign capital and credit market conditions and federal, state and international responses to those conditions; the potential impacts of global and local developments (including global economic conditions and uncertainties, unrest, terrorist acts, wars (such as the Russia-Ukraine war), conflicts, political protests, deadly virus epidemic or other crisis); the effects of changes that have or may occur in U.S. policy, such as with respect to immigration and trade; and pandemics;

•
the extent of the impact of the COVID-19 pandemic, including the duration, spread, severity and any recurrence of the COVID-19 pandemic due to new variants or insufficient vaccinations, the duration and scope of related government orders and restrictions, the impact on our employees, customers and suppliers, and the impact of the COVID-19 pandemic on the overall demand or ability to pay for the Company’s goods and services, all of which could be affected by the pace of distribution, administration, and efficacy of COVID-19 vaccines over the short- and long-term, as well as the proportion of the population vaccinated;

•
ability to adequately address risks and capitalize on opportunities related to our environmental, social and governance (ESG) priority areas, which currently include decarbonization, economic health and affordability, reliability and resilience, secure digitalization, diversity, equity and inclusion, employee engagement, and climate-related risks and opportunities;

•
citizen activism, including civil unrest, especially in times of severe economic depression and social divisiveness, which could negatively impact customers and employees, impair the ability of the Company and the Utilities to operate and maintain their facilities in an effective and safe manner, and citizen or stakeholder activism that could delay the construction, increase project costs or preclude the completion, of third-party or Utility projects that are required to meet electricity demand, resilience and reliability objectives and renewable portfolio standards (“RPS”) and other climate-related goals;
•
the effects of future actions or inaction of the U.S. government or related agencies, including those related to the U.S. debt ceiling or budget funding, monetary policy, trade policy and tariffs, energy and environmental policy, and other policy and regulatory changes advanced or proposed by President Biden and his administration;

•
weather, natural disasters (e.g., hurricanes, earthquakes, tsunamis, lightning strikes, lava flows and the increasing effects of climate change, such as more severe storms, flooding, droughts, heat waves, and rising sea levels) and wildfires, including their impact on the resilience and reliability and cost of the Company’s and Utilities’ operations and the economy;

•
the timing, speed and extent of changes in interest rates and the shape of the yield curve, which could result in lower portfolio yields and net interest margin, or higher borrowing costs;

•
the ability of the Company and the Utilities to access the credit and capital markets (e.g., to obtain commercial paper and other short-term and long-term debt financing, including lines of credit, and, in the case of HEI, to issue common stock) under volatile and challenging market conditions, and the potential higher cost of such financings, if available;

•
the risks inherent in changes in the value of the Company’s pension and other retirement plan assets and ASB’s securities available for sale, and the risks inherent in changes in the value of the Company’s pension liabilities, including changes driven by interest rates and mortality improvements;

•
changes in laws, regulations (including tax regulations), market conditions, interest rates and other factors that result in changes in assumptions used to calculate retirement benefits costs and funding requirements;

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increasing competition in the banking industry from traditional financial institutions as well as from non-traditional providers of financial services, including financial service subsidiaries of commercial and manufacturing companies (e.g., increased price competition for loans and deposits, or an outflow of deposits to alternative investments or platforms, which may have an adverse impact on ASB’s net interest margin and portfolio growth);

•
the potential delay by the Public Utilities Commission of the State of Hawai‘i (“PUC”) in considering (and potential disapproval of actual or proposed) renewable energy proposals and related costs; reliance by the Utilities on outside parties such as the state, independent power producers (“IPPs”) and developers; supply-chain challenges; and uncertainties surrounding technologies, solar power, wind power, biofuels, environmental assessments required to meet RPS and other climate-related goals; the impacts of implementation of the renewable energy proposals on future costs of electricity and potential penalties imposed by the PUC for delays in the commercial operations of renewable energy projects;

•
the ability of the Utilities to develop, implement and recover the costs of implementing the Utilities’ action plans included in their updated Power Supply Improvement Plans, Demand Response Portfolio Plan, Distributed Generation Interconnection Plan, Grid Modernization Plans, and business model changes, which have been and are continuing to be developed and updated in response to the orders issued by the PUC, the PUC’s April 2014 statement of its inclinations on the future of Hawai‘i’s electric utilities and the vision, business strategies and regulatory policy changes required to align the Utilities’ business model with customer interests and the state’s public policy goals, and subsequent orders of the PUC;

•
the ability of the Utilities to recover undepreciated cost of fossil fuel generating units, if they are required to be retired before the end of their expected useful life;

•
capacity and supply constraints or difficulties, especially if generating units (utility-owned or IPP-owned) fail or measures such as demand-side management, distributed generation, combined heat and power or other firm capacity supply-side resources fall short of achieving their forecasted benefits or are otherwise insufficient to reduce or meet peak demand;

•
high and/or volatile fuel prices, which increases working capital requirements and customer bills, or delivery of adequate fuel by suppliers (including as a result of the Russia-Ukraine war), which could affect the reliability of utility operations, and the continued availability to the electric utilities of their energy cost recovery clauses (“ECRCs”);

•
the continued availability to the electric utilities or modifications of other cost recovery mechanisms, including the purchased power adjustment clauses (“PPACs”), annual revenue adjustment (“ARA”) and pension and postretirement benefits other than pensions (“OPEB”) tracking mechanisms, and the continued decoupling of revenues from sales to mitigate the effects of declining kilowatt-hour sales;

•
the ability of the Utilities to recover increasing costs and earn a reasonable return on capital investments not covered by the annual revenue adjustment (“ARA”), while providing the customer dividend required by performance-based regulation (“PBR”);

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the ability of the Utilities to achieve performance incentive goals currently in place;

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the impact from the PUC’s implementation of PBR for the Utilities pursuant to Act 005, Session Laws 2018, including the potential addition of new performance incentive mechanisms (“PIMs”), third-party proposals adopted by the PUC in its implementation of PBR, and the implications of not achieving performance incentive goals;

•
the impact of fuel price levels and volatility on customer satisfaction and political and regulatory support for the Utilities;

•
the risks associated with increasing reliance on renewable energy, including the availability and cost of non-fossil fuel supplies for renewable energy generation and the operational impacts of adding intermittent sources of renewable energy to the electric grid;

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the growing risk that energy production from renewable generating resources may be curtailed and the interconnection of additional resources will be constrained as more generating resources are added to the Utilities’ electric systems and as customers reduce their energy usage;

•
the ability of IPPs to deliver the firm capacity anticipated in their power purchase agreements (“PPAs”);

•
the potential that, as IPP contracts near the end of their terms, there may be less economic incentive for the IPPs to make investments in their units to ensure the availability of their units;

•
the ability of the Utilities to negotiate, periodically, favorable agreements for significant resources such as fuel supply contracts and collective bargaining agreements and avoid or mitigate labor disputes and work stoppages;

•
new technological developments that could affect the operations and prospects of the Utilities and ASB or their competitors such as the commercial development of energy storage and microgrids and banking through alternative channels, including use of digital currencies, which could include a central bank digital currency;

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cybersecurity risks and the potential for cyber incidents, including potential incidents at HEI, its subsidiaries (including at ASB branches and electric utility plants), its third-party service providers, contractors and customers with whom they have shared data (IPPs, distributed energy resources (DER) aggregators and customers enrolled under DER programs) and incidents at data processing centers used, to the extent not prevented by intrusion detection and prevention systems, anti-virus software, firewalls and other general IT controls;

•
failure to achieve remaining cost savings commitment related to the management audit committed savings of $33 million over the 2021 to 2025 multi-year rate period (“MRP”);

•
federal, state, county and international governmental and regulatory actions, such as existing, new and changes in laws, rules and regulations applicable to HEI, the Utilities and ASB (including changes in taxation and tax rates, increases in capital requirements, regulatory policy changes, environmental laws and regulations (including resulting compliance costs and risks of fines and penalties and/or liabilities), the regulation of greenhouse gas emissions, governmental fees and assessments (such as Federal Deposit Insurance Corporation assessments), and potential carbon pricing or “cap and trade” legislation that may fundamentally alter costs to produce electricity and accelerate the move to renewable generation);

•
developments in laws, regulations and policies governing protections for historic, archaeological and cultural sites, and plant and animal species and habitats, as well as developments in the implementation and enforcement of such laws, regulations and policies;

•
discovery of conditions that may be attributable to historical chemical releases, including any necessary investigation and remediation, and any associated enforcement, litigation or regulatory oversight;

•
decisions by the PUC in rate cases and other proceedings (including the risks of delays in the timing of decisions, adverse changes in final decisions from interim decisions and the disallowance of project costs as a result of adverse regulatory audit reports or otherwise);

•
decisions by the PUC and by other agencies and courts on land use, environmental and other permitting issues (such as required corrective actions, restrictions and penalties that may arise, such as with respect to environmental conditions or RPS);

•
potential enforcement actions by the Office of the Comptroller of the Currency (“OCC”), the Federal Reserve Board (“FRB”), the Federal Deposit Insurance Corporation (“FDIC”) and/or other governmental authorities (such as consent orders, required corrective actions, restrictions and penalties that may arise, for example, with respect to compliance deficiencies under existing or new banking and consumer protection laws and regulations or with respect to capital adequacy);

•
the risks associated with the geographic concentration of HEI’s businesses and ASB’s loans, ASB’s concentration in a single product type (i.e., first mortgages) and ASB’s significant credit relationships (i.e., concentrations of large loans and/or credit lines with certain customers);

•
changes in accounting principles applicable to HEI and its subsidiaries, including the adoption of new U.S. accounting standards, the potential discontinuance of regulatory accounting related to PBR or other regulatory changes, the effects of potentially required consolidation of variable interest entities (“VIEs”), or required finance lease or on-balance-sheet operating lease accounting for PPAs with IPPs;

•
downgrades by securities rating agencies in their ratings of the securities of HEI and Hawaiian Electric and their impact on results of financing efforts;

•
faster than expected loan prepayments that can cause a decrease in net interest income and portfolio yields, an acceleration of the amortization of premiums on loans and investments and the impairment of mortgage-servicing assets of ASB;

•
changes in ASB’s loan portfolio credit profile and asset quality and/or mix, which may increase or decrease the required level of provision for credit losses, allowance for credit losses (“ACL”) and charge-offs;

•
changes in ASB’s deposit cost or mix which may have an adverse impact on ASB’s cost of funds;

•
unanticipated changes from the expected discontinuance of LIBOR and the transition to an alternative reference rate, which may include adverse impacts to the Company’s cost of capital, loan portfolio and interest income on loans;

•
the final outcome of tax positions taken by HEI and its subsidiaries;

•
the risks of suffering losses and incurring liabilities that are uninsured (e.g., damages to the Utilities’ transmission and distribution system and losses from business interruption) or underinsured (e.g., losses not covered as a result of insurance deductibles or other exclusions or exceeding policy limits), and the risks associated with the operation of transmission and distribution assets and power generation facilities, including public and employee safety issues, and assets causing or contributing to wildfires;

•
the ability of the Company’s non-regulated subsidiary, Pacific Current, LLC (“Pacific Current”), to achieve its performance and growth objectives, which in turn could affect its ability to service its non-recourse debt; and

•
the Company’s reliance on third parties and the risk of their non-performance, which has increased due to the impact from the COVID-19 pandemic.

THE COMPANY
HEI was incorporated in 1981 under the laws of the State of Hawai‘i and is a holding company whose principal subsidiaries are engaged in the electric utility, banking, and renewable/sustainable infrastructure investment businesses operating in the State of Hawai‘i. HEI’s predecessor, Hawaiian Electric Company, Inc. (“Hawaiian Electric”), was incorporated in 1891 under the laws of the Kingdom of Hawai‘i (now the State of Hawai‘i). As a result of a corporate reorganization in 1983, Hawaiian Electric became a subsidiary of HEI and the common shareholders of Hawaiian Electric became common shareholders of HEI.
Hawaiian Electric and its operating utility subsidiaries are regulated electric public utilities engaged in the production, purchase, transmission, distribution and sale of electric energy in the State of Hawai‘i. Hawaiian Electric has two subsidiaries, Hawaii Electric Light Company, Inc. (“Hawaii Electric Light”), which was acquired in 1970, and Maui Electric Company, Limited (“Maui Electric”), which was acquired in 1968. Hawaii Electric Light provides service to the island of Hawai‘i, and Maui Electric provides service to the islands of Maui, Lanai and Molokai. Hawaiian Electric and its subsidiaries serve approximately ninety-five percent (95%) of the total population of the State of Hawai‘i covering a service area of approximately 5,815 square miles. Hawaiian Electric, Hawaii Electric Light and Maui Electric are collectively referred to herein as the “Utilities.”
HEI’s other principal subsidiaries are ASB and Pacific Current, LLC (“Pacific Current”). ASB is one of the largest financial institutions in the State of Hawai‘i, with assets totaling approximately $9 billion as of December 31, 2021. ASB, which was acquired by HEI in 1988, is a federally chartered savings bank that provides a wide array of banking and other financial services to consumers and businesses. Through Pacific Current, HEI is focusing on non-regulated investments in renewable energy and sustainable infrastructure projects that serve Hawai‘i and help reach the state’s sustainability goals.
HEI is a parent holding company that is a legal entity separate and distinct from its various subsidiaries. As HEI has no significant operations of its own, the principal sources of its funds are dividends or other distributions from its operating subsidiaries, borrowings and sales of equity. The ability of certain of the Company’s subsidiaries to pay dividends or make other distributions to the Company is subject to contractual and regulatory restrictions, including the provisions of an agreement with the PUC and the capital distribution regulations of the Federal Reserve Board and Office of the Comptroller of the Currency, as well as restrictions and limitations set forth in debt instruments, preferred stock resolutions and guarantees.
A major focus of HEI’s strategy is to grow core earnings and profitability of the Utilities and ASB in a risk-controlled manner and improve operating, capital and tax efficiencies in order to support its dividend and deliver shareholder value, while at the same time, serving as a catalyst for change to improve Hawai‘i’s economy, environment and community. For additional information concerning HEI’s and its subsidiaries’ businesses and affairs, including their capital requirements and external financing plans, pending legal and regulatory proceedings, descriptions of certain laws and regulations to which those companies are subject, and possible restrictions on the ability of certain of HEI’s subsidiaries to pay dividends or make other distributions to HEI, investors should refer to the documents incorporated by reference that are listed under “Where You Can Find More Information.”

DESCRIPTION OF THE PLAN
PURPOSE
1. What is the purpose of the Plan?
The purpose of the Dividend Reinvestment and Stock Purchase Plan (“Plan”) is to provide holders of record of Hawaiian Electric Industries, Inc. (“HEI”) common stock (“Common Stock”) and/or the preferred stock of HEI’s electric utility subsidiary, Hawaiian Electric Company, Inc., and its subsidiaries Maui Electric Company, Limited and Hawaii Electric Light Company, Inc (“Preferred Stock”), and any other individual of legal age and any entity (“Nonholder”), with a convenient method of buying Common Stock by using their cash dividends and/or by making optional cash investments.
ADMINISTRATION
2. Who administers the Plan?
The Plan is administered by Broadridge Corporate Issuer Solutions, Inc. (the “Administrator”), which serves as our stock transfer agent, registrar and dividend disbursing agent. The Administrator acts as agent for Plan participants and keeps records, sends statements and performs other duties relating to the Plan. HEI reserves the right to designate a new administrator at any time.
Open market purchases and sales of Common Stock under the Plan are made by a registered broker-dealer (which may be an affiliate of the Administrator) acting as purchasing agent for Plan participants, and we refer to such party herein as the “independent purchasing agent.” The Administrator has designated a registered broker-dealer to perform this function, but reserves the right to appoint a different or successor independent purchasing agent from time to time. The Administrator is not acting as a broker-dealer and will not execute any purchase or sale on behalf of Plan participants. Rather, the Administrator will forward requests to purchase or sell such shares to a broker-dealer appointed by the Administrator, including possibly a broker-dealer affiliated with the Administrator, who will execute the transaction.
3. How do I contact the Administrator?
Written Inquiries: Hawaiian Electric Industries Shareholder Services
c/o Broadridge Corporate Issuer Solutions
P.O. Box 1342
Brentwood, NY 11717-0718
Street Address: Hawaiian Electric Industries Shareholder Services
c/o Broadridge Corporate Issuer Solutions
1155 Long Island Avenue
Englewood, NY 11717-8309
Attn: IWS
Telephone Inquiries: Toll-Free: 866-672-5841 or 808-206-7529
Fax: 215-553-5402
Email: shareholder@broadridge.com
Website: www.hei.com/shareholder
When communicating with the Administrator, you should have available your Plan account number, taxpayer identification number, and/or the stock certificate number(s).
ELIGIBILITY AND ENROLLMENT
4. Who is eligible to participate in the Plan?
Any person or entity, whether or not a holder of Common Stock or Preferred Stock, is eligible to join the Plan, provided that (i) such person or entity fulfills the prerequisites for participation described under Question 5 and (ii) participation by such person or entity would not violate securities or other laws of the state, territory or country where the participant resides that are applicable to HEI, the Plan or the participant. If a beneficial owner of Common Stock and/or Preferred Stock whose shares are registered in the name of another (e.g., a broker or bank nominee) would like to participate in the Plan with respect to such shares, the beneficial owner must first have the shares transferred into such beneficial owner’s name. HEI reserves the right to restrict or terminate participation in the Plan if it believes that such participation may be contrary to the general intent of the Plan or in violation of applicable law.
5. How do I participate in the Plan?
Current participants — Current participants will automatically be participants in the Plan, as amended to date, and do not need to do anything to continue their participation.
Current HEI Shareholders — If you are already an HEI shareholder with at least one share of Common Stock or Preferred Stock registered directly in your name, whether in certificated form, in book-entry notation or held electronically as direct registration shares, you may enroll in the Plan simply by completing and returning the appropriate enrollment form.
If you currently own shares of Common Stock or Preferred Stock that are held on your behalf by an agent, bank or broker (that is, in “street name”), you may participate in the Plan by doing either of the following:
•
Instructing your agent, bank or broker (hereafter, an “agent”) to transfer at least one of your HEI shares to an account registered in your name. You can do this by requesting that your agent transfer your shares via the Direct Registration System (DRS) directly to the books of the Administrator, registered in your name. In order to do so, you must provide your agent with the Broadridge Corporate Issuer Solutions, Inc. DTCC Transfer Agent FAST number: 7824. Once the process is completed, you will receive a transaction confirmation showing the deposit of shares in DRS. Upon receipt of the DRS confirmation, you may log into your account by going to www.hei.com/shareholder and enroll in the Plan or you can ask the Administrator to send you an enrollment package.

•
Making arrangements with your agent to participate in the Plan on your behalf, if and to the extent such agent permits beneficial owners to participate in the Plan. Participation in the Plan through an agent may be on terms and conditions that differ from those set forth in this Plan, in which case the terms and conditions set forth by such agent will govern. We are not, and will not be, responsible for the terms of any such participation, including the tax consequences thereof.

The term “participant” as used in this Plan refers to shareholders of record participating directly in the Plan.
Plan participants may send their Common Stock certificates to the Administrator for safekeeping, but doing so is not mandatory. However, in order to sell certificated shares through the Plan, it is necessary that the certificates be deposited in the Plan with the Administrator. See Questions 18 and 19.
Current Nonholders — If you currently hold no shares of Common Stock or Preferred Stock, you may enroll in the Plan by completing and returning an enrollment form for new investors and making an initial investment of at least $250 and not more than $300,000. Enrollment forms may be found at www.hei.com/shareholder or from the Administrator at https://stockplans.broadridge.com. Initial enrollments for Nonholders are processed on a weekly basis and all funds are subsequently invested on the schedule set forth in Question 14.
6. Are there any restrictions on participation in the Plan by shareholders residing outside the United States?
Regulations in certain countries may limit or prohibit participation in services provided under this type of program. Accordingly, in the case of citizens or residents of a country other than the United States, its territories, and possessions, the Company may determine, in its sole and absolute discretion, not to allow participation because compliance with applicable regulations is not reasonably practicable.
INVESTMENT OPTIONS — DIVIDEND REINVESTMENT AND OPTIONAL CASH PURCHASES
7. What are my investment options under the Plan?
Participants may elect to have some or all of the dividends they receive on shares of Common Stock and/or the Preferred Stock invested in Common Stock under the Plan. Participants may also make purchases of Common Stock through our optional cash investment feature.

8. Must my dividends be reinvested automatically?
No. Participants may elect to have cash dividends on all or a portion of the participant’s shares of Common Stock or Preferred Stock automatically reinvested.
Each participant may elect one of the following investment options:
•
Full Dividend Reinvestment — Participant automatically reinvests cash dividends on all shares of Common Stock and Preferred Stock.

•
Partial Dividend Reinvestment — Participant specifies the number of whole shares of Common Stock, and the number, class and series of whole shares of Preferred Stock, as to which the participant wishes to receive cash dividends, and automatically reinvests the remainder of the cash dividends. Participants may not exercise any partial election with respect to fractional shares.

•
Optional Cash Investments Only/No Dividend Reinvestment — Participant makes optional cash investments only and receives cash dividends on all shares of Common Stock and Preferred Stock.

You may change your dividend reinvestment election at any time by notifying the Administrator. For a particular dividend to be reinvested, your notification must be received prior to the record date for that dividend payment date. Payment of any and all dividends on Common Stock is at the discretion of HEI’s Board of Directors.
9. When will my dividends be reinvested and at what price?
Newly issued shares will be purchased from the Company on a dividend payment date (such date of purchase, the “Investment Date” as hereinafter defined in Question 14) and shares acquired on the open market will be purchased starting as early as two days prior to the dividend payment date.
The purchase price of newly issued shares of Common Stock purchased under the Plan directly from the Company will be the average of the high and low sales prices for Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the business day prior to the purchase. The price of shares purchased on the open market by the independent purchasing agent with the dividend will be the weighted average price of all shares purchased with reinvested dividends. See Question 15.
10. What are the minimum and maximum amounts for optional cash investments?
Additional cash investments may be made in amounts of at least $25, subject to a maximum of $300,000 during any calendar year, including your initial investment, if any. In the case of Nonholders making payment by check or individual online investment, the initial cash investment must be at least $250.
11. How do I make optional cash investments?
Optional cash investments may be made through a variety of methods:
•
By Check.   Existing Plan participants may send a personal check or cashier’s check, payable in U.S. dollars to “Broadridge.” Currency, money orders and third-party checks are not allowed. Checks may be accompanied by the appropriate section of your Plan account statement or an Optional Cash Investment coupon. Optional Cash Investment coupons can be obtained by accessing your Plan account at www.hei.com/shareholder. If you do not have a coupon, write the account number in the memo portion of your check and include a note identifying your Plan account.

Mail your optional cash investment to: Hawaiian Electric Industries Shareholder Services
c/o Broadridge Corporate Issuer Solutions
P.O. Box 1342
Brentwood, NY 11717-0718
•
By Individual Online Investment.   You may also authorize a one-time, optional cash investment to be deducted from an account at a U. S. financial institution that is a member of the National Automated Clearing House Association. To do so, log into your account via www.hei.com/shareholder and click “Purchase Shares”. You will be re-directed to a new screen which will allow you to set a one-time investment amount and input your banking information.

•
By Recurring Automatic Investments from your U.S. Bank Account.   You can authorize monthly automatic investments from an account at a U.S. financial institution that is a member of the National Automated Clearing House Association. The minimum amount for monthly investments is $25. Application forms for automatic cash bank account drafts will be available from the Administrator. See Question 3 for the contact information of the Administrator. To initiate this service, you must send a completed “Automatic Investment” form to the Administrator in hard copy or complete the online form at www.hei.com/shareholder. To change any aspect of the instruction, you must send a revised “Automatic Investment” form to the Administrator or, log into your account via www.hei.com/shareholder and click “Plan Options.” To terminate automatic investments, you must notify the Administrator in writing, or log into your account via www.hei.com/shareholder. Initial set-up, changes and terminations to the monthly automatic investment instructions will be implemented as soon as practicable after receipt by the Administrator of the request.

See Question 14 for a discussion of when optional cash investments will be purchased.
12. How are investments for returned or “insufficient funds” handled?
If the Administrator does not receive credit for a cash investment because of insufficient funds or incorrect draft information, the requested purchase will be deemed void, and the Administrator will immediately remove from participant’s account any pending investment or shares already purchased upon the Administrator’s prior credit of such funds to the participant. The Administrator may also place a hold on the participant’s Plan account until an “insufficient funds” fee of $30 is received from the participant, or may sell such shares to satisfy any uncollected amounts. If the net proceeds from the sale of shares are insufficient to satisfy the balance of the uncollected amounts, the Administrator may sell additional shares from Participant’s account as necessary to satisfy the uncollected balance.
PURCHASE OF COMMON STOCK
13. What is the source of Common Stock purchased through the Plan?
Open market share purchases will be made by the Plan’s independent purchasing agent. HEI may also issue authorized but previously unissued shares to the Plan Administrator for participants. HEI will not change the method of acquiring shares of Common Stock more than once in any three-month period.
Share purchases in the open market may be made on any stock exchange where the Common Stock is traded or by negotiated transactions on such terms as the independent purchasing agent may reasonably determine. Neither HEI, the Plan Administrator nor any participant will have any authority or power to control or influence the timing or price at which shares may be purchased by the independent purchasing agent, the manner of effecting these purchases or the broker through which these purchases are made.
14. When will my optional cash investment be purchased?
Initial and optional investment purchases will occur on a weekly basis, excluding weekends or holidays. We refer to each date on which purchases are made as an “Investment Date.” An Investment Date will occur each Tuesday or, if that date is not a business day, the business day immediately following that Tuesday. The Administrator must receive funds for initial and optional investments no later than two business days before an Investment Date for those investments to be invested in Common Stock beginning on that Investment Date. Otherwise, the Administrator may hold those funds and invest them on the next Investment Date.
For automatic investments, funds will be deducted from your designated account on the 25th of each month, or the immediately preceding business day if the 25th is not a business day. Funds will then be invested on the next applicable Investment Date.
Shares purchased from the Company shall be purchased on the applicable Investment Date. Shares acquired on the open market will be purchased by the independent purchasing agent, who will start buying the shares on the Investment Date. Shares purchased on the open market shall be purchased during the period commencing on each applicable Investment Date and ending 30 days thereafter (each, an “Investment Period”).

No interest will be paid on amounts held by the Administrator pending investment. The Administrator may commingle each participant’s funds with those of other participants for the purpose of executing each purchase.
15. What is the price of shares purchased under the Plan?
Shares purchased by the independent purchasing agent in the open market on any Investment Date will be credited to a participant’s account at the weighted average price incurred to purchase all shares acquired by the independent purchasing agent on that date or, if the independent purchasing agent is unable to complete all required purchases on the Investment Date, at the weighted average price incurred to purchase all shares acquired by the independent purchasing agent during the applicable Investment Period. Brokerage commissions for these purchases will be paid by HEI. The purchase price of newly issued shares of Common Stock purchased under the Plan directly from the Company will be the average of the high and low sales prices for Common Stock on the composite tape for stocks listed on the New York Stock Exchange on the business day prior to the purchase.
SALE OF SHARES
16. How do I sell my Plan shares?
You may sell any number of shares held in your Plan account by (i) contacting the Administrator by phone at (808) 206-7529 or toll free at (866) 672-5841 and giving verbal instruction, (ii) completing the appropriate section of your Plan account statement, (iii) accessing your Plan account at www.hei.com/shareholder and submitting the number of shares to sell, or (iv) preparing a written request and sending it to the Administrator by mail or by fax at (215) 553-5402. Participants may instruct the Administrator to sell shares under the Plan through a Batch Order, Market Order or Day Limit Order. All sales options may not be available at all times. The Administrator will forward your request to the Plan’s independent purchasing agent, and the independent purchasing agent will sell your shares within five business days. You may have the net proceeds of any sale of your shares held under the plan remitted to you by check, via U.S. mail, or by automatic deposit in your U.S. bank account. As an added security measure, the Administrator may apply a five business-day hold period to the initial association of banking account information to investor accounts as well as changes made to established direct deposit or direct debit instructions. This hold period is a method of preventing unauthorized transactions. For faster delivery of proceeds to be delivered by check, checks can be sent on the settlement date by an overnight courier for an additional fee of $25.00, or $30.00 for Saturday delivery.
Batch Order (online, by telephone or by written request) — A Batch Order is an accumulation by the Administrator of all requests to sell shares through the Plan submitted together as a collective request. Batch Orders are submitted on each trading day, assuming there are sale requests to be processed. The Administrator will forward your request to a registered broker-dealer (which registered broker-dealer may be an affiliate of the Administrator) and the broker-dealer will sell your shares, along with shares to be sold for other accounts, within five business days, assuming the applicable market is open for trading and sufficient market liquidity exists. Proceeds from the sale, less a sales fee of $15 and a brokerage commission (which commission is currently $0.12 per share but is subject to change without notice), will be sent to you on the settlement date. You may request a Batch Order sale online at www.hei.com/shareholder, by contacting the Administrator by phone at (808) 206-7529 or toll free at (866) 672-5841 or by written request. All sale requests received in writing will be submitted as Batch Order sales.
Market Order (as available online or by telephone) — A Market Order is a request to sell shares promptly at the then-current market price. A participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time), the Administrator will promptly submit the shares to a registered broker-dealer (which registered broker-dealer may be an affiliate of the Administrator) for sale on the open market and the order will be executed as soon as market conditions allow. The price per share will be the market price of the sale obtained by the Administrator’s broker-dealer and is not guaranteed. Proceeds from the sale, less a market order fee of $25 and a brokerage commission (which commission is currently $0.12 per share but is subject to change without notice), will be sent to you on the settlement date. You may request a Market Order sale only online at www.hei.com/shareholder or by contacting the

Administrator by phone at (808) 206-7529 or toll free at (866) 672-5841. Once entered, Market Order requests received by the Administrator during market hours are final and cannot be canceled. Sales requests submitted near or after the close of the market may be executed on the next trading day, along with other requests received after market close. Depending on the current trading activity, there may not be a market for your request and the order could be canceled at the end of the trading day. If your Market Order is canceled, you will receive an email confirmation. If your Market Order was canceled and you still want the shares to be sold, you will need to re-enter the sale request.
Day Limit Order (as available online or by telephone) — A Day Limit Order is an order to sell shares when, and if, they reach a specific trading price on a specific day. A participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches, or exceeds the specified price on the day the order was placed (or, for orders placed outside of market hours, the next trading day). All limit orders are considered irrevocable upon final submission of the order and cannot be canceled within market hours. Proceeds from the sale, less a limit order fee of $25 and a brokerage commission (which commission is currently $0.12 per share but is subject to change without notice), will be sent to you within five business days following the sale. You may request a Day Limit Order only online at www.hei.com/shareholder or by contacting the Administrator by phone at (808) 206-7529 or toll free at (866) 672-5841. Depending on the current trading activity, the entered price may not be met by the end of that trading day or there may not be a market for the request. In both instances, the order will be canceled at the end of the trading day. Should a participant submit a limit order that falls under the current trading price at the time of receipt by the broker, there is a chance the order will be canceled upon receipt if it exceeds certain pricing thresholds meant to protect you from erroneous entries. The order may also be canceled by the applicable stock exchange or by the Administrator’s broker due to certain restrictions. If your Day Limit Order is canceled, you will receive an email confirmation. If your Day Limit Order was canceled and you still want the shares to be sold, you will need to re-enter the sale request.
17. Is there a minimum number of shares that I must maintain in my account to keep it active?
Yes. You must maintain at least five shares of Common Stock in your Plan account. If your Plan account balance falls below five shares, the Administrator may terminate your participation in the Plan without written notice. Upon termination, your participation in the Plan will cease and your shares will be sold. A check for the value of the shares, less any fees and commissions will be mailed to the address of record. If you have a bank account on file, the funds will be deposited into your bank account.
If you are a new investor who has signed up for automatic monthly investments, your Plan account will be exempt from this requirement until you accumulate five shares in your Plan account.
CUSTODIAL SERVICE
18. How does the custodial service (book-entry shares) work?
All shares of Common Stock that are purchased through the Plan will be held by the Administrator and reflected in book-entry notation form in the participant’s account on the records of the Administrator. A Plan participant who holds Common Stock in certificated form may also, at any time, deposit those certificates for safekeeping in the Plan with the Administrator, and the shares represented by the deposited certificates will be included as Plan shares in the participant’s account.
19. How do I deposit my HEI stock certificates with the Administrator?
To deposit certificates into the Plan, you should send your certificates, by registered and insured mail (insured for 2% of the value of the shares), to the Administrator with written instructions to deposit the shares represented by the certificates in your Plan account. The certificates should not be endorsed and the assignment section should not be completed.
20. Are there any charges associated with this custodial service?
No. There is no cost to you either for having the Administrator hold the shares purchased for you through the Plan or for depositing with the Administrator the Common Stock certificates you hold for the purpose of adding the shares to your Plan shares.

ISSUANCE OF STOCK CERTIFICATES
21. How do I request a stock certificate?
To request a stock certificate for any shares held in an account, Participants must send written instructions to the Administrator. All stock certificates will be issued in the account holder’s name and will be mailed via the U.S. Postal Service to the shareholder’s address on record. A $20 service fee will be charged for each stock certificate issued. The service fee should be paid through check, payable to Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”) and must accompany the request for a stock certificate.
GIFTS AND TRANSFERS OF SHARES
22. Can I transfer shares that I hold in the Plan to someone else?
Yes. You may transfer ownership of some or all of your Plan shares by sending the Administrator a completed stock power transfer form. Copies of this form may be obtained from the Administrator or online at www.hei.com/shareholder. Signatures of all registered holders must be “Medallion Guaranteed” by a financial institution participating in the Medallion Guarantee program. The Medallion Guarantee program helps to establish that the individual signing is in fact the owner as indicated on the participant’s account. Broadridge is a Paperless Legal Transfer Agent. As transfer agent, Broadridge relies on the Medallion guaranteed signature of the shareholder, or his, her or its agent, to transfer stock. Supporting legal documentation (e.g., death certificates, trusts, powers of attorney, letters of testamentary/administration, etc.) must be reviewed and maintained by the guarantor institution. Legal documents that accompany a transfer request sent to the transfer agent will not be reviewed or returned. The Medallion signature guarantee stamp can be obtained at most major banks and brokerage firms.
23. Enrolling Newly Transferred Accounts
You may transfer shares to new or existing shareholders. The transfer of Plan shares will automatically enroll the new account in the Plan with a full cash dividend. Documentation to request the transfer of Plan shares can be found at www.hei.com/shareholder.
24. What about Gifts to Minors?
If you are transferring shares to a minor, you need to provide the state of residency for the minor and the name of the adult custodian who will be listed on the account. Once the minor has reached the age of majority, the custodian’s name can be removed by following the transfer instructions in Question 22.
FEES ASSOCIATED WITH THE PLAN
25. What are the fees associated with participation in the Plan?
Transactions fees will be as follows:
Enrollment Fee	Company paid
Commission for Open Market Purchase of Shares	Company paid
Reinvestment of Dividends	None
Optional cash investments via check or automatic investment	Company paid
Safekeeping of Common Stock certificates	None
Certificate issuance	$20.00
Batch Sale of shares (partial or full)	$0.12 per share + $15 service fee
Market Order Sales	$0.12 per share + $25 service fee
Day Limit Order Sales	$0.12 per share + $25 service fee
Historical Research Fee	$25 per account
Replacement Check Fee	None

Returned checks due to insufficient funds, stop pay orders, closed accounts, or failed electronic transfers due to insufficient funds	$30.00
Failed electronic funds transfers for all other reasons	$25.00
Original statements	None
Duplicate statements	None
Overnight delivery of sales proceeds or statements	$25.00
Saturday delivery of sales proceeds or statements	$30.00
Fees are subject to change with prior notice except for the brokerage commission fee which may change without prior notice.
WITHDRAWAL FROM THE PLAN
26. How do I close my Plan account?
You may terminate your participation in the Plan either by calling (808) 206-7529 or toll free at (866) 672-5841 and giving verbal instruction or by sending written instructions (a notice of withdrawal) to the Administrator. Written instructions can be mailed to the address provided in Question 3 or faxed to 215-553-5402. Upon termination, your whole shares will be converted to book-entry form in DRS. The DRS advice will be sent to you together with a check for the value of any fractional share, less any sales fee. Alternatively, you can have all of the shares in your Plan account sold for you as described in Question 16.
Any shares converted to book-entry form in DRS upon termination will be issued in the name or names in which the account is registered, unless otherwise instructed. If the shares are to be issued in a name other than the name or names on your Plan account, you must include complete transfer instructions signed by all registered shareholders. The signature(s) on the instruction letter must be “Medallion Guaranteed” by a financial institution participating in the Medallion Guarantee program. See Question 22.
The Administrator will process notices of withdrawal and send proceeds to you as soon as practicable, without interest. If a notice of withdrawal is received on or after an ex-dividend date but before the related dividend payment date, the withdrawal will be processed as described above and a separate dividend check will be mailed as soon as practicable following the payment date. Thereafter, cash dividends will be paid out to the shareholder and not reinvested in Common Stock.
If you are an active participant in the automatic investment service and request that all of your shares be sold and your Plan account be terminated, be aware that you may have a purchase pending that will result in more shares being placed in your Plan account after the original sale request has been completed. If you elect to sell but do not request termination of your Plan account, your shares will be sold and future reinvestments and any authorized investment deductions from your Plan account at a financial institution will continue.
ADDITIONAL INFORMATION
27. What kind of reports will be sent to participants in the Plan?
Statements will be sent to participants with account activity (such as purchase, sale, transfer, deposit, withdrawal of shares or dividend reinvestment) two weeks following the completion of such transaction or as soon as practicable thereafter. You should retain these statements in order to establish the cost basis of shares purchased under the Plan for income tax reporting and other purposes. In addition, each participant will receive all communications sent to all other shareholders, such as annual reports and proxy statements or notices of availability of these documents.
Please note that if you are enrolling only for dividend reinvestment, you will not receive a confirmation notice of your enrollment. Statements will be sent upon the reinvestment of any dividend.
28. Can Plan statements be sent electronically?
Yes. You can elect to have your Plan statements sent to you via E-delivery by logging into your Plan account at any time at www.hei.com/shareholder.

29. How would a stock split or stock dividend affect my account?
Any shares resulting from a stock split or stock dividend paid on shares held in custody for you by the Administrator or held by you in certificated or DRS form will be credited to your Plan book-entry notation position. If HEI makes a distribution on shares in a form other than cash or shares of Common Stock or Preferred Stock, you will receive the distribution in kind.
30. How do I vote my Plan shares at shareholders’ meetings?
As a Plan participant, you will be sent proxy materials through the mail or electronic delivery or we will provide you with notice and access to proxy materials in accordance with the rules and regulations of the Securities and Exchange Commission to allow you to vote the shares held by the Administrator in your Plan account. You can vote by using the Internet or telephone or by signing, dating and returning the proxy card. Fractional shares will be aggregated and voted in accordance with the participants’ directions.
If a participant does not provide instructions on how to vote the shares held in the Plan, participant will be deemed to have instructed HEI to instruct the Administrator to vote the shares held by the participant in the Plan in accordance with the recommendations of the Company’s Board of Directors on each issue.
31. Can the Plan be changed or discontinued?
HEI reserves the right to change any administrative procedures of the Plan at any time. HEI reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Upon termination of the Plan by HEI, whole shares held in a participant’s account under the Plan will be converted to book-entry notation form in DRS and a cash payment will be made for any fractional share.
LIMITATION OF LIABILITY
If you choose to participate in the Plan, you should recognize that neither HEI nor the Administrator can assure you of a profit or protect you against a loss on the shares that you purchase under the Plan.
Neither HEI nor the Administrator, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including without limitation any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death, the price at which shares are purchased or sold for the participant’s account, the times when purchases or sales are made or fluctuations in the market value of Common Stock. This limitation of liability will not constitute a waiver by any participant of his, her or its rights under the federal securities laws.
The Administrator is administering this Plan on behalf of HEI. The Administrator is not a registered broker-dealer and does not endorse or recommend the services of any brokerage company. Any shareholder utilizing the Plan will not be a brokerage customer of the Administrator. The Administrator’s role in administering the Plan is purely ministerial and clerical. Additionally, the Administrator does not warranty or guarantee execution quality or fulfillment of transaction requests.
Although the Plan provides for the reinvestment of dividends, the declaration and payment of Common Stock dividends will continue to be determined by HEI’s Board of Directors in its discretion, depending upon future earnings, the financial condition of HEI and other factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

USE OF PROCEEDS
The Company anticipates that the shares of Common Stock offered hereby will be sold over a period of approximately three years from the date hereof, but the Company does not know precisely the number of shares of Common Stock that will ultimately be sold under the Plan or the prices at which shares of Common Stock will be sold. The Company will receive proceeds from any purchases of shares of Common Stock under the Plan only if the purchases are made directly from the Company, rather than through the Broker on the open market. Proceeds received by the Company may be used:
•
to redeem, repurchase, repay or retire outstanding short-term and long-term indebtedness, including indebtedness arising out of the previous issuances of commercial paper and notes;

•
to make investments in and loans to the Company’s subsidiaries (principally to help finance the subsidiaries’ ongoing capital expenditure programs, to retire their indebtedness and to make investments in and loans to their subsidiaries);

•
to finance strategic investments in, or future acquisitions of, other entities or their assets, including by the Company’s subsidiaries; and/or

•
for working capital and other general corporate purposes.

PLAN OF DISTRIBUTION
Shares of Common Stock purchased for participants under the Plan may be purchased directly from the Company or by the Broker through open market transactions. Participants under the Plan bear certain costs of brokerage fees and commissions, service charges and applicable taxes related to shares purchased or sold on the open market. Please see Question 25 under “Description of the Plan” for more information.
Subject to the availability of shares of Common Stock registered with the SEC for issuance under the Plan, the maximum number of shares of Common Stock that can be issued under the Plan pursuant to the reinvestment of dividends or optional cash investments is set by the Board of Directors of the Company in its discretion. Our shares of Common Stock may not be available for purchase under the Plan in all jurisdictions.
Persons who acquire shares of Common Stock under the Plan and resell it shortly after acquisition, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and such persons may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of Common Stock.
We have no arrangements or understandings, formal or informal, with any person relating to the sale of our shares of Common Stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

LEGAL MATTERS
The validity of the shares of common stock offered under this prospectus have been passed upon for us by Kurt K. Murao, Esq., our Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary.
EXPERTS
The financial statements of Hawaiian Electric Industries, Inc. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by refence in this prospectus, and the effectiveness of Hawaiian Electric Industries, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a brief summary, under the Internal Revenue Code of 1986, as amended (the “Code”), of certain applicable U.S. federal income tax aspects of participating in the Plan. This summary is based on current law and may be affected by future legislation, Internal Revenue Service (“IRS”) rulings and other administrative pronouncements, income tax regulations and court decisions. This discussion does not purport to deal with all aspects of taxation that may be relevant to a particular participant in light of the participant’s circumstances, or if the participant is a type of investor subject to special treatment under U.S. federal income tax law (including, without limitation, banks, insurance companies or other financial institutions, partnerships, tax-exempt organizations, brokers, dealers, foreign corporations, U.S. expatriates and former citizens or long-term residents of the United States, persons who are not citizens or residents of the United States, individual retirement accounts, or IRAs, or other plans governed by section 401 of the Code, real estate investment trusts, or REITs, employee benefit plans or mutual funds, traders in securities, United States persons whose “functional currency” is not the U.S. dollar, persons holding their stock as part of a “straddle,” “hedge,” “conversion transaction,” or other risk reduction transaction, and persons deemed to sell their stock under the constructive sale provisions of the Code). In addition, there may be non-U.S., state and local tax laws applicable to participation in the Plan. Because individual tax situations may vary, and because provisions of the Code and other tax laws may be modified by subsequent amendments or their application may be affected by changes in interpretation, participants should consult with their own tax advisors for advice on applicable U.S. federal, state and local and non-U.S. tax consequences of their participation in the Plan.
In general, a participant will be required to include dividends on Common Stock and Preferred Stock in income for federal income tax purposes whether cash is received or such dividends are applied to the purchase of shares or to payment of administrative costs of, or fees under, the Plan. When dividends are reinvested to acquire shares directly from the Company, a participant is treated as having received on the dividend payment date a taxable dividend in an amount equal to the fair market value of the Common Stock purchased for the participant’s account under the Plan plus the amount of any fees paid on participant’s behalf. When dividends are reinvested to acquire shares purchased in open market transactions, a participant is treated as having received a taxable dividend equal to the amount of cash dividends used to make those purchases and income equal to the amount of related fees or brokerage commissions paid by us on participant’s behalf. These dividends and brokerage fees will be reported after the end of each calendar year to participants and to the IRS on IRS Form 1099 DIV.
Dividends are generally taxed as ordinary income. However, “qualified” dividend income received by an individual, estate or trust, meeting the holding period requirements explained below, is taxed at capital gains rates. “Qualified” dividend income includes dividends received during the tax year from a domestic corporation like HEI. The current capital gains rates for noncorporate taxpayers are currently 0%, 15% or 20%, depending on the taxpayers’ income tax bracket for the year in which the dividends are received and taxable. In order to qualify for taxation at these capital gains rates, the dividend must be paid with respect to shares held for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and certain other conditions must be met.
Where stock certificates or book entry shares are issued by the Plan to a participant, or where a participant deposits certificates or book entry shares into the Plan, the participant does not realize taxable income from this mere change in evidence of ownership. A participant does recognize taxable gain or loss when the shares in participant’s account are sold pursuant to the terms of the Plan (or are withdrawn from the Plan and then sold by the participant). The amount of gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share sold and the participant’s tax basis for such share or fraction of a share.
A participant’s tax basis for shares of Common Stock purchased pursuant to the Plan will be equal to the amount of reinvested dividends a participant is treated as receiving, as described above, or optional cash investments used to purchase such shares. A participant’s holding period for shares purchased with optional cash investments or Preferred Stock dividends will begin on the day after the shares are purchased. A participant’s holding period for shares purchased with Common Stock dividends will begin on the day following the date of distribution of the dividends. In the event shares are purchased on the open market, the holding period for the shares will begin no later than the day after the date such shares are credited to the participant’s account.
The Company is required to report certain tax information related to participant sales of Plan shares. This information is reported on IRS Form 1099-B and is transmitted to the participant and the IRS. In all cases, the Company must report the date of sale and the gross proceeds resulting from these sales of Plan shares. Additional information (participant’s cost or other basis in the shares and whether the gain or loss with respect to such sale is long-term or short-term) is required for the sale of certain Plan shares. In general, only Plan shares acquired after 2011 are subject to the additional reporting requirements.
With respect to this additional reporting requirement, the Company has adopted the “first in, first out” method (“FIFO”) as its default method for determining which Plan shares have been transferred, withdrawn or sold and whether the additional reporting requirements apply. Under the FIFO method, any reduction of Plan shares will be deemed to first come from a participant’s earliest-acquired Plan shares. Note that there are certain instances where it is impractical for the Company to determine the additional reporting information, and in these cases the tax law provides an exception to the reporting requirements for shares acquired after 2010. A participant must notify the Plan Administrator (currently the Shareholder Services division of the Company) prior to the transaction date for a transfer, withdrawal or sale of Plan shares if the participant wishes to use an IRS-approved method other than the FIFO method to determine which Plan shares are being sold. In all cases, participants should retain the transaction statements necessary to determine the tax basis of their Plan (and other) shares.
Investment earnings, such as dividends and capital gains on sale of stock may be subject to a 3.8% Medicare tax in the hands of individuals having “modified adjusted gross income” in excess of $200,000 ($250,000 in the case of joint returns). This same tax applies in the case of certain trusts and estates, with different thresholds.
If a participant fails to furnish to the Company a properly completed IRS Form W-9 or its equivalent, then the “backup withholding” provisions of the Code will apply and require the Company to withhold the required amount from any dividends or sales proceeds. Where applicable, the amount of backup withholding is twenty-four percent (24%). A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income (including dividends), unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty. Additionally, dividends and sales proceeds payable to foreign shareholders are subject to special reporting and withholding rules referred to as “FATCA.” If there is a failure to comply with these rules, such dividends and sales proceeds will be subject to withholding tax at a rate of 30%, even if an otherwise applicable treaty provides for a lower rate. Where withholding applies to dividends, the amount of such tax withholding is deducted from the dividends and the balance is reinvested. Statements of account for participants will indicate amounts withheld.
You should consult your personal tax advisor with specific reference to your own tax situation and potential changes in the applicable law as to all U.S. federal, state, local, non-U.S. and other tax matters in connection with the reinvestment of dividends and purchases of Common Stock under the Plan, your cost basis and holding period for Common Stock acquired under the Plan, the potential application of the “wash sale” rules and the character, amount and tax treatment of any gain or loss realized on the disposition of Common Stock.

HAWAIIAN ELECTRIC
INDUSTRIES, INC.
Dividend Reinvestment
and Stock Purchase Plan
November 14, 2022

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution.
Expenses payable by the registrant for the sale of its securities, other than underwriting discount and commissions, are estimated as follows:
Securities and Exchange Commission Registration Fee	$6,598.31
Legal Fees and Expenses (including Blue Sky Fees)	16,000.00
Accounting Fees and Expenses	12,000.00
Printing of Registration Statement, Prospectus, etc.	5,000.00
Annual Escrow Agent’s and Transfer Agent’s Fees and Expenses*	53,000.00
Miscellaneous	5,000.00
Total	$97,598.31

*
Includes total amount of Plan fees.

Item 15.   Indemnification of Directors and Officers.
The Amended and Restated Articles of Incorporation of HEI provide that HEI will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action, suit, or proceeding by or in the right of the Company) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought or in any other court having jurisdiction in the premises shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses for which such court shall deem proper.
The indemnification provisions in the Amended and Restated Articles of Incorporation were adopted under the applicable provisions of the Hawai’i Revised Statutes, and substantially similar permissive indemnification provisions are currently set forth in Section 414-242 of the Hawai’i Revised Statutes.
The Amended and Restated Articles of Incorporation of HEI further provide that the personal liability of directors of HEI shall be eliminated to the fullest extent permissible under Hawai’i law, including under Section 414-222 of the Hawai’i Revised Statutes.
Section 414-222 of the Hawai’i Revised Statutes permits a corporation to eliminate the personal liability of directors by such a provision in a corporation’s articles of incorporation, except for (i) the amount of financial benefit received by a director to which the director is not entitled, (ii) the intentional infliction of harm on the corporation, (iii) liability for an unlawful dividend or distribution and (iv) an intentional violation of criminal law.

HEI has entered into written indemnification agreements with certain of its officers and directors which, subject to certain exceptions, require us to indemnify such officers and directors to the fullest extent permitted by law against certain expenses, including attorneys’ fees, disbursements and retainers, accounting and witness fees, travel and deposition costs, expenses incurred in proceedings and appeals and other amounts paid in settlement in connection with any legal proceedings to which such person was or is, or is threatened to be made, a party by reason of the fact that person was a director or officer of the Company or was serving as a director, officer, employee or other agent of another enterprise. Subject to certain limitations, these indemnification agreements also require us to advance expenses to our directors in advance of the final disposition of any action or proceeding for which indemnification is required or permitted.
HEI also maintains a directors’ and officers’ liability insurance policy, pursuant to which directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act.
Item 16.   Exhibits.
The exhibits designated by an asterisk (*) are filed herewith. The exhibits not so designated are incorporated by reference to the indicated filing.
Exhibit Number	Description of Exhibit
4.1	Amended and Restated Articles of Incorporation of Hawaiian Electric Industries, Inc. effective June 2, 2020 (previously filed as Exhibit 3 to the Quarterly Report on Form 10-Q filed on August 6, 2020 (File No. 001-08503) and incorporated by reference herein).
4.2	Amended and Restated By-laws of Hawaiian Electric Industries, Inc. effective November 3, 2022 (previously filed as Exhibit 3.1 to the Current Report on Form 10-Q filed on November 7, 2022 (File No. 001-08503) and incorporated by reference herein).
4.3	Hawaiian Electric Industries, Inc. Dividend Reinvestment and Stock Purchase Plan, as amended and restated, effective as of November 3, 2022.*
5.1	Opinion of Kurt K. Murao, Esq. (including consent).*
23.1	Consent of Deloitte & Touche LLP.*
23.2	Consent of Kurt K. Murao, Esq. (included in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page).
107	Filing fee table.*
Item 17.   Undertakings.
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424:

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Honolulu, State of Hawai‘i, on this 14th day of November, 2022.
HAWAIIAN ELECTRIC INDUSTRIES, INC.
/s/ Scott W. H. Seu

Name:
Scott W. H. Seu

Title:
President and Chief Executive Officer

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.
We, the undersigned directors of the registrant, hereby severally constitute and appoint Scott W.H. Seu, Kurt K. Murao and Paul K. Ito, and each of them singly, our true and lawful attorneys-in-fact, with full power of substitution and re-substitution, to sign for us and in our names in the capacities indicated below any and all amendments to this Registration Statement on Form S-3, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.
SIGNATURE	CAPACITY	DATE
/s/ Scott W. H. Seu Scott W.H. Seu	Director, President and Chief Executive Officer (Principal Executive Officer)	November 14, 2022
/s/ Paul K. Ito Paul K. Ito	Vice President, Tax, Controller, Treasurer and Interim Chief Financial Officer (Principal Financial and Accounting Officer)	November 14, 2022
/s/ Thomas B. Fargo Thomas B. Fargo	Chairman of the Board of Directors	November 14, 2022
/s/ Celeste A. Connors Celeste A. Connors	Director	November 14, 2022
/s/ Richard J. Dahl Richard J. Dahl	Director	November 14, 2022
/s/ Elisia K. Flores Elisia K. Flores	Director	November 14, 2022
/s/ Peggy Y. Fowler Peggy Y. Fowler	Director	November 14, 2022
/s/ Micah A. Kane Micah A. Kane	Director	November 14, 2022
/s/ Michael J. Kennedy Michael J. Kennedy	Director	November 14, 2022
/s/ Keith P. Russell Keith P. Russell	Director	November 14, 2022
/s/ William J. Scilacci, Jr. William J. Scilacci, Jr.	Director	November 14, 2022